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                                                                    Exhibit 99.1

                              FOR IMMEDIATE RELEASE



MANCHESTER, CT, December 2, 1998 - LYDALL, INC. -(NYSE:LDL)
The Board of Directors of Lydall, Inc., today announced the election of Christopher R. Skomorowski as president and chief executive officer effective immediately.

Mr. Skomorowski joined the Company in 1979 as manager of internal auditing at the corporate office. In 1983, he was promoted to the position of controller of Lydall Westex. In 1984, he moved into marketing and led Lydall's entrance into the automotive heat shield business. He was named president of Westex in 1991, heading Lydall's growing automotive thermal business as well as the medical filtration segment. He was elected president and chief operating officer and a member of Lydall's Board of Directors in May of this year. Mr. Skomorowski, a Certified Public Accountant, holds a Bachelor of Science degree in Business Administration from Georgetown University in Washington, DC.

Mr. Skomorowski succeeds Leonard R. Jaskol, who had held the positions of chairman, chief executive officer and director of the Company since 1988. Mr. Jaskol announced his retirement at the Board meeting on Wednesday and stepped down as an officer and a director of Lydall effective immediately. The position of chairman will be left vacant.

Mr. Skomorowski commented, "Lydall and its employees owe Len Jaskol a great deal, and he will be sorely missed. Under his leadership, the company has grown from a small manufacturer based mostly in New England to a global supplier listed on the New York Stock Exchange. I personally have learned much and grown as a manager under his direction. He leaves many friends among the employees of Lydall who will remember him with great affection and respect."


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Lydall, Inc. News Release           Page 2 of 2                December 2, 1998



Mr. Jaskol said, "It has been an extremely difficult decision, but for personal reasons, the time was right. Lydall has been my home for 25 years, and I have made many good friends. Lydall's employees are a group of dedicated and talented people, and I will miss working with them. Although Lydall has been through some difficulties in the past two years, the underlying strength of the Company -- its employees, its strong market positions, its financial wherewithal - remains steadfast. I am very proud of Lydall and the management team I am leaving behind. They are a bright, energetic and motivated group. I am particularly pleased that Chris will be leading the charge. I have every confidence in his ability to manage the Company through its next stage of growth."

In mid-October, Lydall forecast earnings per share of approximately $.85 for 1998, which implied earnings of $.20 a share in the fourth quarter. In light of Mr. Jaskol's retirement, the Company will be incurring a one-time charge to earnings in the fourth quarter related to his severance package. Other nonrecurring charges and possible write-offs are also being considered. The impact on fourth quarter earnings is expected to be quantified within the next few weeks, at which time Lydall will issue a revised earnings forecast.

Lydall, Inc. is a $230 million New York Stock Exchange company whose subsidiaries manufacture technologically advanced products for demanding specialty applications primarily servicing filtration and heat-management applications.

         Stockholders are referred to Lydall's Annual Report, "Analysis of Results - Forward-Looking Information," which outlines certain risks regarding the Company's forward-looking statements. Such risks include: a major downturn of the automotive market, which accounts for approximately 24 percent of Lydall's total sales, excluding foreign and after-market sales; a meaningful decrease in the number of clean rooms being built worldwide; and significant, unforeseen changes in raw material pricing, specifically virgin fiber used in producing the Company's materials handling slipsheets. Also, the timing and degree of success of new product programs impact Lydall's projected results. For further details on these risks and other pertinent information on Lydall, copies of the Company's Forms 10-K, 10-Q, and 8-K are available on the World Wide Web at Corporate Financials Online (http://www.cfonews.com/ldl) and Lydall's own web site ( www.lydall.com ). Copies of these documents can also be obtained from the Company. Write or call: Carole F. Butenas, Vice President - Investor Relations, at One Colonial Road, Manchester, CT 06040; Tel. 860-646-1233, E-Mail: investor@lydall.com.

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